Exhibit 99.3

Subject: An important update on Pacira’s next chapter – and an invitation to today’s Town Hall

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Dear Pacira Team,

This morning, we will announce that the Board of Directors unanimously approved and entered into an agreement for Pacira to be acquired by Viatris. I know news like this brings a mix of emotions and many questions, and I wanted you to hear it from me first.

This agreement reinforces the value Pacira built over two decades and, most recently, our transition into an innovative biopharmaceutical company via our 5x30 strategy - none of which could have been achieved without your dedication and passion for our mission.

Pacira will become a core part of Viatris’ innovative medicines portfolio. Importantly, Viatris and Pacira share the belief that better is possible for the millions of people living with pain. With global scale, substantial resources, and reach, I believe the combined company will take EXPAREL and ZILRETTA further for more patients and advance our pipeline faster than we could on our own. Our mission remains the same- delivering innovative non-opioid pain therapies that transform the lives of patients living in pain.

Please join me for an all-employee Town Hall today, where I will share more about this agreement, what it means for our team, and what comes next.

•	When: Thursday, October 8, (12:00 PM ET / 9:00 AM PT)

•	Where: Live from Science Center and via webcast to all sites

In the meantime, please lean on your leaders. We reached this moment because of the team who never settle for good enough.

Thank you for everything you do.

Best,
Frank

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the transaction (in which, among other things, Viatris Inc. (“Viatris”), through its wholly-owned subsidiary, will commence a tender offer to acquire all of the outstanding shares of common stock, $0.001 par value per share, of Pacira BioSciences, Inc. (“Pacira”) and, following the consummation of such tender offer, for such wholly-owned subsidiary of Viatris to be merged with and into Pacira), the expected timetable for completing the proposed transaction, the anticipated benefits and synergies of the proposed transaction, the ability to complete the transaction or to satisfy the various closing conditions, future opportunities for Viatris or Pacira and either of their products and any other statements regarding Viatris’s or Pacira’s future operations, strategic initiatives and priorities, restructuring activities, financial or operating results, capital allocation, dividend policy and payments, share repurchases, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, imperatives, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock value, other expectations, plans, trends, outlooks, projections, prospects and targets for future periods, and any other statements that are not historical facts. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “can”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words.

Because forward-looking statements inherently involve known and unknown risks and uncertainties, actual future results, levels of activity, performance or achievements may differ materially from those expressed or implied by such forward-looking statements, and there can be no assurance that estimates, assumptions and expectations will prove to have been correct. Factors that could cause or contribute to such differences include, but are not limited to: the ability of Viatris and Pacira to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the ability of Viatris and Pacira to consummate the proposed transaction; the conditions to the completion of the proposed transaction (including, but not limited to, that the stockholders of Pacira validly tender and not withdraw, in the aggregate, at least a majority of the Shares outstanding as of immediately following the expiration of the Offer) not being satisfied or waived on the anticipated timeframe or at all; the regulatory approvals required for the proposed transaction not being obtained on the terms expected or on the anticipated schedule or at all; the possibility that competing offers may be made; the possibility that Viatris may be unable to achieve the intended or expected benefits, synergies and operating efficiencies in connection with the proposed transaction within the expected timeframe or at all or to successfully integrate Viatris and Pacira; Viatris’s or Pacira’s failure to achieve expected or targeted future financial and operating performance and results; the possibility that Viatris or Pacira may not realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives and priorities; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws, regulations and policies and/or the application or implementation thereof, including but not limited to tax, healthcare and pharmaceutical laws, regulations and policies globally; the ability to attract, motivate and retain key personnel; Viatris’s or Pacira’s liquidity, capital resources and ability to successfully complete capital projections and obtain financing; Viatris’s or Pacira’s plans with respect to the repayment of indebtedness; any regulatory, legal or other impediments to Viatris’s or Pacira’s ability to bring new products to market; success of clinical trials and Viatris’s or Pacira’s (or, with respect to each, its partners’) ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with Viatris’s or Pacira’s manufacturing facilities, including with respect to short- or long-term shutdowns, inspections, remediation and restructuring activities, product labeling or regulatory compliance, supply chain continuity, inventory management, or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on Viatris or Pacira; any significant breach of data security or data privacy or disruptions to Viatris’s or Pacira’s information technology systems; risks associated with having significant operations globally; the strength and ability to protect Viatris’s or Pacira’s intellectual property and patent terms and preserve their respective intellectual property rights; changes in third-party relationships; the effect of any changes in Viatris’s or Pacira’s (or, with respect to each, its partners’) customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following the proposed transaction; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of Viatris or Pacira (or, with respect to each, its partners); uncertainties regarding future demand, pricing and reimbursement for Viatris’s or Pacira’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, wars or other conflicts, potential for adverse impacts from future tariffs and trade restrictions, inflation rates, interest rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Viatris and Pacira, see the risks described in Part I, Item 1A of their respective Annual Reports on Form 10-K for the year ended December 31, 2025, and their other filings with the U.S. Securities and Exchange Commission (the “SEC”). You can access their respective filings with the SEC through the SEC website at www.sec.gov or through their respective websites, and each of Viatris and Pacira strongly encourages you to do so. Viatris routinely posts information that may be important to investors on its website at investor.viatris.com, and it uses this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of Viatris’s website are not incorporated into Viatris’s filings with the SEC. Each of Viatris and Pacira undertakes no obligation to update any statements herein for revisions or changes after the date of this communication other than as required by law.

Important Information about the Transactions and Where to Find It

The tender offer for the outstanding shares of Pacira’s common stock described in this communication has not yet commenced. This communication is for informational purposes only and it is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell shares of Pacira’s common stock, nor is it a substitute for the tender offer materials that Viatris will file with the SEC on Schedule TO. At the time any such tender offer is commenced, Viatris will prepare and file a Tender Offer Statement, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents, with the SEC, and Pacira will file a Solicitation/Recommendation Statement on Schedule 14D-9 relating to such tender offer with the SEC. The offer to purchase shares will only be made pursuant to the offer to purchase, the letter of transmittal and other related tender offer documents filed as a part of the Schedule TO. Pacira’s stockholders are strongly advised to read these tender offer materials carefully and in their entirety when they become available, as they may be amended or supplemented from time to time, because they will contain important information about such tender offer that Pacira’s stockholders should consider prior to making any decisions with respect to such tender offer, including the terms and conditions of the tender offer. The offer to purchase, letter of transmittal and other related tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be sent to all stockholders of Pacira at no expense to them. Once filed, stockholders of Pacira will be able to obtain a free copy of these documents and each of Viatris’ and Pacira’s other documents filed with the SEC at the website maintained by the SEC at www.sec.gov. In addition, a copy of the offer to purchase, form of letter of transmittal and other related tender offer documents (once they become available) may be obtained free of charge by directing a request to Viatris at InvestorRelations@viatris.com. A copy of the Solicitation/Recommendation Statement on Schedule 14D-9 (once it becomes available) also may be obtained free of charge by directing a request to Pacira at secretary@pacira.com.